Exhibit 99.3

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Financial Statements

On December 1, 2020, pursuant to an agreement entered into on October 26, 2020, B&G Foods, Inc. and its subsidiaries completed the acquisition of the Crisco oils and shortening business from The J.M. Smucker Company and certain of its affiliates, for $550.0 million in cash less an adjustment for inventory at closing of $10.7 million. We refer to this acquisition as the Crisco acquisition and the Crisco oils and shortening business as the Crisco business. In connection with the Crisco acquisition, we amended our amended and restated senior secured credit agreement. Among other things, the amendment provided for a $300.0 million add-on tranche B term loan facility, which closed and funded on December 16, 2020. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, have a maturity date of October 10, 2026. We used the proceeds of the add-on term loans to repay $290.0 million of revolving credit facility borrowings and to pay related fees and expenses. The amendment also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of our revolving credit facility from November 21, 2022 to December 16, 2025.

The unaudited pro forma combined balance sheet at October 3, 2020 combines our historical consolidated balance sheet at October 3, 2020 with the statement of assets acquired of the Crisco business at October 31, 2020, and gives effect to the Crisco acquisition and related financing as if such transactions occurred on October 3, 2020.

The unaudited pro forma combined statements of operations for the three quarters ended October 3, 2020 and the fiscal year ended December 28, 2019 combines our historical consolidated statements of operations for the periods then ended with the statements of net revenues and direct expenses of the Crisco business for the three quarters ended October 31, 2020 and its four quarter period ended January 31, 2020, respectively, and gives effect to the Crisco acquisition and related financing as if such transactions occurred on December 30, 2018. The J.M. Smucker Company has an April 30 fiscal year end. These periods were presented to comply with Item 9.01(b) reporting rules when an acquired business has a different fiscal year than the acquiring company. The impact of the reversal of the inventory step up to be recorded in our acquisition accounting is not reflected in our pro forma results of operations because it is directly related to the acquisition and is non-recurring. It will, however, be recorded in our actual results of operations in the period following the acquisition closing date based on estimated inventory turnover for the Crisco business.

The Crisco acquisition has been accounted for by the acquisition method of accounting. The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Crisco acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information. The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the Crisco acquisition and related financing transaction to which pro forma effect is given been consummated as of the dates indicated. Additionally, the unaudited pro forma combined statements of operations should not be considered indicative of expected future results. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits that may be realized through the combination of B&G  Foods and the Crisco business or the costs that will be incurred in integrating the operations of the Crisco business.

On February 19, 2020, we acquired Farmwise, LLC for an undisclosed purchase price. We refer to this acquisition as the Farmwise acquisition. The Farmwise acquisition was not deemed to be material at that time and therefore, no estimated impact of the acquired business before the closing date has been added to the pro forma statement of operations data presented in this Exhibit 99.3. Actual results for the Farmwise business are included in the actual results of B&G Foods since the closing date of that acquisition.

The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for the Year Ended December 28, 2019, filed with the Securities and Exchange Commission (SEC) on February 26, 2020, our Quarterly Report on Form 10-Q for the period ended October 3, 2020 filed with the SEC on November 9, 2020, and the historical financial statements of the Crisco business that are filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A filed on February 16, 2021.

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

October 3, 2020

(Dollars in thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	B&G Foods(1)	Crisco(2)	Adjustments		Combined
Assets

Cash and cash equivalents	$56,967	$—	$7,753	(3)	$64,720
Trade accounts receivable, net	163,713	—	—		163,713
Inventories	476,275	36,957	2,775	(4)	516,007
Prepaid expenses and other current assets	37,603	—	—		37,603
Income tax receivable	18,063	—	—		18,063
Total current assets	752,621	36,957	10,528		800,106

Property, plant and equipment, net	283,046	36,892	43,739	(4)	363,677
Operating lease right-of-use assets, net	33,336	1,631	(34	)(4)	34,933
Goodwill	598,860	—	47,885	(4)	646,745
Other intangibles, net	1,601,429	117,485	253,415	(4)	1,972,329
Other assets	2,853	113	3,199	(5)	6,165
Deferred income taxes	6,760	—	—		6,760
Total assets	$3,278,905	$193,078	$358,732		$3,830,715

Liabilities and Stockholders’ Equity

Trade accounts payable	$185,362	$—	$—		$185,362
Accrued expenses	45,681	—			45,681
Current portion of operating lease liabilities	10,731	632	(36	)(4)	11,327
Current portion of long-term debt	—	—	—		—
Income tax payable	21,971	—	—		21,971
Dividends payable	30,520	—	—		30,520
Total current liabilities	294,265	632	(36)		294,861

Long-term debt	1,804,586	—	553,774	(5)	2,358,360
Deferred income taxes	274,795	—			274,795
Long-term operating lease liabilities, net of current portion	25,509	986	15	(4)	26,510
Other liabilities	36,374	—	—		36,374
Total liabilities	2,435,529	1,618	553,753		2,990,900

Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; issued and outstanding 64,252,859 shares	643	—	—		643
Additional paid-in-capital	—	—	—		—
Accumulated other comprehensive loss	(39,177)	—	—		(39,177)
Retained earnings	881,910	—	(3,561	)(3)	878,349
Total stockholders’ equity	843,376	—	(3,561)		839,815
Total liabilities and stockholders’ equity	$3,278,905	$1,618	$550,192		$3,830,715

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Year Ended December 28, 2019
(In thousands, except per share data)

	Historical		Reclassification	Pro Forma		Pro Forma
	B&G Foods(6)	Crisco(7)	Adjustments(8)	Adjustments		Combined
Net sales	$1,660,414	$245,443	$545	$—		$1,906,402
Cost of goods sold	1,277,290	160,230	4,581	11,080	(4)	1,453,181
Gross profit	383,124	85,213	(4,036)	(11,080)		453,221

Operating expenses:
Sales, general and administrative	160,745	24,197	(4,361)	—		180,581
Amortization expense	18,543	7,650	—	(5,505	)(4)	20,688
Operating income	203,836	53,366	325	(5,575)		251,952

Other expenses:
Interest expense, net	98,126	—	—	13,230	(9)	111,356
Loss on extinguishment of debt	1,177	—	—	—		1,177
Other (income)	(1,159)	(325)	325	—		(1,159)
Income before income tax expense	105,692	53,691	—	(18,805)		140,578
Income tax expense	29,303	-	—	5,842	(10)	35,145
Net income	$76,389	$53,691	$—	$(24,647)		$105,433

Weighted average common shares outstanding:
Basic	65,013	—	—	—		65,013
Diluted	65,039	—	—	—		65,039
Earnings per share:
Basic	$1.17	N/A	N/A	N/A		$1.62
Diluted	$1.17	N/A	N/A	N/A		$1.62

Cash dividends declared per share	$1.90	N/A	N/A	N/A		$1.90

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Three Quarters Ended October 3, 2020
(In thousands, except per share data)

	Historical		Reclassification	Pro Forma		Pro Forma
	B&G Foods(6)	Crisco(7)	Adjustments(8)	Adjustments		Combined
Net sales	$1,457,668	$236,124	$233	$—		$1,694,025
Cost of goods sold	1,082,625	143,035	2,772	8,310	(4)	1,236,742
Gross profit	375,043	93,089	(2,539)	(8,310)		457,283

Operating expenses:
Sales, general and administrative	127,715	19,326	(3,569)			143,472
Amortization expense	14,197	5,553	—	(3,944	)(4)	15,806
Operating income	233,131	68,210	1,030	(4,366)		298,005

Other expenses:
Interest expense, net	77,318	—	—	9,923	(9)	87,241
Other income	(1,856)	(1,030)	1,030	—		(1,856)
Income before income tax expense	157,669	69,240	—	(14,289)		212,620
Income tax expense	37,853	—	—	15,302	(10)	53,155
Net income	$119,816	$69,240	—	$(29,591)		$159,465

Weighted average common shares outstanding:
Basic	64,133	—	—	—		64,133
Diluted	64,434	—	—	—		64,434
Earnings per share:
Basic	$1.87	N/A	N/A	N/A		$2.49
Diluted	$1.86	N/A	N/A	N/A		$2.47

Cash dividends declared per share	$1.425	N/A	N/A	N/A		$1.425

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Year Ended December 28, 2019 and Three Quarters Ended October 3, 2020

(1)	Represents our historical unaudited consolidated balance sheet as of October 3, 2020.

(2)	Represents the historical statement of net assets to be sold of The J.M. Smucker Company Crisco business as of October 31, 2020.

(3)	Net change in cash is as follows (dollars in thousands):

Debt incurred under amended credit agreement for the acquisition:
Revolving credit facility	$550,000
Add-on tranche B term loans due 2026 (A)	300,000
Less: Prepayment of revolving credit facility	(290,000)
Incremental borrowings (B)	560,000

Cash purchase price	539,261
Acquisition-related transaction costs	3,561
Deferred debt financing charges (C)	9,425
Total reductions	552,247

Net cash provided by financing activities after related expenses, acquisition purchase price and acquisition-related costs	$7,753

(A)	Reflects the incurrence of $300.0 million of tranche B term loans issued on December 16, 2020 at a price equal to 99.0% of their face value, for net proceeds before fees and expenses of $297.0. See Note 9 below.

(B)	None of the incremental borrowings is due in the next twelve months.

(C)	Includes $3.0 million of discount on the add-on tranche B term loans. See (A) above.

(4)	The total purchase price for the Crisco acquisition was approximately $539.3 million, inclusive of an adjustment for inventory at closing of $10.7 million. The following table sets forth the preliminary allocation of the Crisco purchase price to the estimated fair value of the net assets acquired assuming an acquisition date of October 31, 2020, based upon currently available information. Inventory has been recorded at estimated selling price less costs of disposal and a reasonable profit. Equipment has been recorded at estimated fair value. A third party valuation specialist assisted us with our determination of the valuation for the intangible assets acquired (including trademarks and customer relationship intangibles). The preliminary purchase price allocation will be adjusted as a result of the finalization of our purchase price allocation procedures. We anticipate completing the purchase price allocation as of December 1, 2020, the actual closing date of the acquisition, in the second quarter of fiscal 2021.

(Dollars in thousands)
Property, plant and equipment, net	$80,631
Inventories	39,732
Operating lease right-of-use assets	1,597
Other assets	113
Assumption of current portion of operating lease liabilities	(596)
Assumption of long-term operating lease liabilities, net of current portion	(1,001)
Trademarks – indefinite life intangible assets	328,000
Customer relationship – finite-lived intangible assets	42,900
Goodwill	47,885
Total preliminary purchase price (paid in cash)	$539,261

The following table provides a reconciliation of the pro forma adjustment to other intangibles, net (dollars in thousands):

Acquired trademarks	$328,000
Acquired customer relationship intangibles	42,900
Acquired technology-related intangibles	—
Less historical Crisco intangibles	(117,485)
Net adjustment to other intangibles, net	$253,415

The excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

The pro forma combined statement of operations reflects an adjustment for acquired intangible asset amortization expense as follows (dollars in thousands):

		Amortization
	Amortization Period (Years)	Year Ended December 28, 2019	Three Quarters Ended October 3, 2020
Customer relationship intangibles	20	$2,145	$1,609
Trademarks (A)	20	(7,650)	(5,553)
		$(5,505)	$(3,944)

(A)	This adjustment reverses the amortization expense recognized by the Crisco business because we deem the trademarks to have an indefinite useful life and they will not be amortized.

Acquired property, plant and equipment will be depreciated over the estimated remaining useful life, which is approximately 5.8 years on a weighted average basis. Cost of goods sold in our pro forma combined statement of operations has been adjusted to reflect incremental depreciation expense in the year ended December 28, 2019 and the three quarters ended October 3, 2020 of approximately $11.1 million and $8.3 million, respectively, for the step-up in fair value of certain property, plant and equipment acquired in the acquisition.

(5)	Reflects deferred financing charges incurred in connection with the add-on tranche B term loan borrowings under our amended and restated credit agreement used to finance the acquisition. The deferred financing charges related to the tranche B term loans will be amortized as interest expense over the remaining 5.8 years until maturity. The deferred financing charges related to the revolver will be amortized as interest expense over the remaining 5.0 years until maturity.

(6)	Represents our consolidated results of operations for our fiscal year ended December 28, 2019 and the three quarters ended October 3, 2020.

(7)	Represents the historical statements of net revenues and direct expenses for the Crisco business for its four quarters ended January 31, 2020 and its three quarters ended October 31, 2020. The historical statements of net revenues and direct expenses for the Crisco business for these periods were derived from the historical statements of net revenues and direct expenses for the Crisco business for its fiscal years ended April 30, 2020 and April 30, 2019 and its two quarters ended October 31, 2020.

(8)	Based on our preliminary review of the accounting policies and financial statement presentation for the historical financial statements for the Crisco business, certain balances from the historical financial statements for the Crisco business have been reclassified to conform its presentation to that of B&G Foods.

(9)	Adjustment to reflect our incurrence of an incremental $560.0 million of borrowings, amortization of debt discount and amortization of deferred financing costs relating to such additional borrowings (dollars in thousands):

	Year Ended December 28, 2019	Three Quarters Ended October 3, 2020
Interest expense relating to:
Revolving loans ($260,000 at 1.91%)	4,966	3,725
Add-on tranche B term loans due 2026 ($300,000 at 2.6455%)	7,937	5,953
Unused revolver fees (savings)	(800)	(600)

Amortization of deferred debt issuance costs, including debt discount	1,127	845
Adjustment to interest expense	$13,230	$9,923

In connection with the Crisco acquisition, we amended our amended and restated senior secured credit agreement. Among other things, the amendment provided for a $300.0 million add-on tranche B term loan facility, which closed and funded on December 16, 2020. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, have a maturity date of October 10, 2026. We used the proceeds of the add-on term loans to repay $290.0 million of revolving credit facility borrowings and to pay related fees and expenses. The amendment also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of our revolving credit facility from November 21, 2022 to December 16, 2025.

Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin of 1.00%, and LIBOR plus an applicable margin of 2.50%.

Interest under the revolving credit facility, including any outstanding letters of credit, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 0.25 to 0.75%, and LIBOR plus an applicable margin ranging from 1.25% to 1.75%, in each case depending on our consolidated leverage ratio.  At October 3, 2020, the revolving credit facility interest rate was approximately 1.91%.

If the interest rates were to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense would change by approximately $7.0 million for the fiscal year ended December 28, 2019 and $5.3 million for the three quarters ended October 3, 2020.

(10)	Adjustment to reflect income tax expense on the results of operations of the Crisco business and the pro forma adjustments for the year ended December 28, 2019 and three quarters ended October 3, 2020 using estimated statutory income tax rates of 25.0% (federal and state) for both periods. Income tax expense was not allocated to the Crisco business in the pre-acquisition statements of net revenues and direct expenses.